EXHIBIT 99.1

GrafTech Reports First Quarter 2023 Results

Successfully Executing Plans to Navigate the Current Market Conditions
Received Regulatory Approval to Restart Production Activities at St. Marys, Pennsylvania Facility

BROOKLYN HEIGHTS, Ohio - April 28, 2023 - GrafTech International Ltd. (NYSE: EAF) ("GrafTech" or the "Company") today announced unaudited financial results for the quarter ended March 31, 2023.
First Quarter 2023 Highlights
•Net loss of $7 million, or $0.03 per share(1)
•Adjusted EBITDA(2) of $15 million
•Sales volume of 17 thousand metric tons ("MT")
•Production volume of 16 thousand MT
•Cash flow from operating activities of $25 million
CEO Comments
"We are successfully executing our plans to manage the near-term challenges in the market," said Marcel Kessler, Chief Executive Officer and President. “This includes significant progress on our risk mitigation strategies related to pin stock, as we received regulatory approval to restart production activities at our St. Marys, Pennsylvania facility. At the same time, we continue to operate our European facilities at reduced levels in order to align our total graphite electrode production volume with our current demand outlook. In addition, we remain disciplined in our approach to managing our operating costs, capital expenditures and working capital levels, while making targeted investments to further improve our strategic positioning and support long-term growth."
"As we proceed through 2023, we expect our sales volume levels to begin recovering in the second quarter with further improvement in the second half of the year," said Mr. Kessler. "In addition, we anticipate modest easing of the impact from inflationary pressures on a sequential basis compared to the first quarter of 2023, although still elevated on a year-over-year basis. We remain confident that the actions we are taking to successfully navigate the current market conditions, supported by an industry-leading position as well as a distinct set of capabilities and competitive advantages, will optimally position GrafTech to benefit from long-term opportunities that will deliver shareholder value."

EXHIBIT 99.1
First Quarter 2023 Financial Performance

(dollars in thousands, except per share amounts)

	Q1 2023	Q4 2022	Q1 2022
Net sales	$138,802	$247,519	$366,245
Net (loss) income	$(7,369)	$50,331	$124,183
(Loss) earnings per share(1)	$(0.03)	$0.20	$0.47
Cash flow from operating activities	$24,798	$50,023	$146,316

Adjusted net (loss) income(2)	$(5,549)	$44,761	$125,920
Adjusted (loss) earnings per share(1)(2)	$(0.02)	$0.17	$0.48
Adjusted EBITDA(2)	$15,115	$80,101	$169,600
Adjusted free cash flow(2)	$3,157	$25,800	$129,017

Net sales for the first quarter of 2023 were $139 million, a decrease of 62% compared to $366 million in the first quarter of 2022, primarily reflecting lower sales volume driven by the residual impact of the suspension of our operations in Monterrey, Mexico that began near the end of the third quarter of 2022. Although the facility resumed production during the fourth quarter of 2022, the suspension coincided with a key commitment window for customer purchases covering the first six months of 2023. The resulting uncertainty during this timeframe limited our ability to enter into new customer commitments for the first half of 2023. In addition, the lower sales volume was partially attributable to softness in graphite electrode demand. A shift in the mix of our business from volume derived from our take-or-pay agreements that had initial terms of three-to-five years ("LTA") to volume derived from short-term agreements and spot sales ("non-LTA") further contributed to the decline in net sales.
Net loss for the first quarter of 2023 was $7 million, or $0.03 per share, for a net loss margin of 5%. This compares to net income of $124 million, or $0.47 per share, in the first quarter of 2022. Adjusted EBITDA(2) was $15 million in the first quarter of 2023, compared to $170 million in the first quarter of 2022, with the decline reflecting lower sales volume, higher costs on a per MT basis and the shift in the mix of our business from LTA volume to non-LTA volume. Adjusted EBITDA margin(3) was 11% for the first quarter of 2023.
In the first quarter of 2023, cash flow from operating activities was $25 million and adjusted free cash flow(2) was $3 million, with both measures decreasing compared to the same period in 2022 primarily driven by lower net income, partially offset by an increase in cash provided by the net change in working capital.

EXHIBIT 99.1
Operational and Commercial Update

Key operating metrics

(in thousands, except percentages)	Q1 2023	Q4 2022	Q1 2022
Sales volume (MT)	16.9	27.8	43.3
Production volume (MT)(4)	15.8	29.4	46.1
Total production capacity (MT)(5)(6)	58.0	59.0	58.0
Total capacity utilization(6)(7)	27%	50%	79%
Production capacity excluding St. Marys (MT)(5)(8)	51.0	52.0	51.0
Capacity utilization excluding St. Marys(7)(8)	31%	57%	90%

Sales volume for the first quarter of 2023 was 16.9 thousand MT, consisting of 7.4 thousand MT of LTA volume and 9.5 thousand MT of non-LTA volume, and decreased 61% compared to the first quarter of 2022.
For the first quarter of 2023, the weighted-average realized price for our LTA volume was $9,000 per MT. For our non-LTA volume, the weighted-average realized price for graphite electrodes delivered and recognized in revenue in the first quarter of 2023 was $6,000 per MT, consistent with the weighted-average realized non-LTA price for 2022.
Production volume was 15.8 thousand MT in the first quarter of 2023, a decrease of 66% compared to the first quarter of 2022, as we proactively reduced production at our European graphite electrode manufacturing facilities to align our production volume with our evolving demand outlook.
The table of estimated shipments of graphite electrodes under existing LTAs has been updated as follows to reflect our current expectations for the full years of 2023 and 2024:

	2023	2024
Estimated LTA volume (in thousands of MT)	27 - 31	13 - 16
Estimated LTA revenue (in millions)	$235 - $265	$100 - $135(9)

EXHIBIT 99.1
Capital Structure and Capital Allocation
As of March 31, 2023, GrafTech had cash and cash equivalents of $135 million and gross debt(10) of approximately $934 million, resulting in net debt(11) of approximately $799 million, with these metrics relatively unchanged compared to the end of 2022. The Company's current capital allocation approach is focused on maintaining sufficient liquidity as we recover from the impact of the temporary suspension of our operations in Monterrey, Mexico, while making targeted investments to support long-term growth. We anticipate our full-year capital expenditures will be in the range of $55 million to $60 million in 2023.
Outlook
The suspension of our operations in Monterrey, Mexico in late 2022 will have a significant impact on our sales volume through the end of the second quarter of 2023. In addition, we anticipate continued soft demand for graphite electrodes due to ongoing economic uncertainty and geopolitical conflict. Reflecting these factors, we estimate our sales volume for the second quarter of 2023 will be in the range of 24 thousand MT to 27 thousand MT. In the second half of the year, we anticipate sales volume levels will further recover, as we move past Monterrey suspension-driven uncertainty, however we expect demand for graphite electrodes will continue to be impacted by softness in the commercial environment. Among other factors, this reflects graphite electrode inventory levels at our customers that currently exceed typical norms. As a result, we estimate our sales volume for the full year of 2023 will be in the range of 100 thousand MT to 115 thousand MT.
For the full year of 2023, we continue to expect a significant year-over-year increase in our cash cost of goods sold per MT as fixed costs are being recognized over a smaller volume base and reflecting the full-year impact of higher raw material costs that increased throughout 2022. In response to higher input costs, we are closely managing our operating costs and capital expenditures, as well as our working capital levels.
Looking ahead, we remain confident in our ability to overcome near-term challenges and are optimistic about the longer-term outlook for our business. We anticipate the steel industry’s accelerating efforts to decarbonize will lead to increased adoption of the electric arc furnace method of steelmaking, driving long-term demand growth for graphite electrodes. We also anticipate the demand for petroleum needle coke, the key raw material we use to produce our graphite electrodes, to accelerate driven by its use to produce synthetic graphite for use in lithium-ion batteries for the growing electric vehicle market. We believe that the actions we are taking, supported by a distinct set of capabilities, including our vertical integration into petroleum needle coke production via our Seadrift facility, will optimally position GrafTech to benefit from these sustainable industry tailwinds.

EXHIBIT 99.1
Conference Call Information
In connection with this earnings release, you are invited to listen to our earnings call being held on April 28, 2023 at 10:00 a.m. (EDT). The webcast and accompanying slide presentation will be available on our investor relations website at: http://ir.graftech.com. The earnings call dial-in number is +1 (888) 886-7786 toll-free in North America or +1 (416) 764-8658 for overseas calls, conference ID: 19627539. Archived replays of the conference call and webcast will be made available on our investor relations website at: http://ir.graftech.com. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission ("SEC") and other information available at: www.GrafTech.com. The information on our website is not part of this release or any report we file or furnish to the SEC.
About GrafTech
GrafTech International Ltd. is a leading manufacturer of high-quality graphite electrode products essential to the production of electric arc furnace steel and other ferrous and non-ferrous metals. The Company has a competitive portfolio of low-cost, ultra-high power graphite electrode manufacturing facilities, including three of the highest capacity facilities in the world. We are the only large-scale graphite electrode producer that is substantially vertically integrated into petroleum needle coke, our key raw material for graphite electrode manufacturing. This unique position provides us with competitive advantages in product quality and cost.
________________________

(1)    (Loss) earnings per share represents diluted (loss) earnings per share. Adjusted (loss) earnings per share represents diluted adjusted (loss) earnings per share.
(2)    A non-GAAP financial measure, see below for more information and reconciliations to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP").
(3)    A non-GAAP financial measure, adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales (Q1 2023 adjusted EBITDA of $15 million/Q1 2023 net sales of $139 million).
(4)    Production volume reflects graphite electrodes we produced during the period.
(5)    Production capacity reflects expected maximum production volume during the period depending on product mix and expected maintenance outage. Actual production may vary.
(6)    Includes graphite electrode facilities in Calais, France; Monterrey, Mexico; Pamplona, Spain; and St. Marys, Pennsylvania.
(7)    Capacity utilization reflects production volume as a percentage of production capacity.
(8)    Our St. Marys, Pennsylvania facility graphitizes a limited number of electrodes and pins sourced from our Monterrey, Mexico facility.
(9)    Includes expected termination fees from a few customers that have failed to meet certain obligations under their LTAs.
(10)    Gross debt reflects the notional value of our debt and excludes unamortized debt discount and issuance costs.
(11)    A non-GAAP financial measure, net debt is calculated as gross debt minus cash and cash equivalents.

EXHIBIT 99.1
Cautionary Note Regarding Forward-Looking Statements
This press release and related discussions may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current views with respect to, among other things, financial projections, plans and objectives of management for future operations, and future economic performance. Examples of forward-looking statements include, among others, statements we make regarding future estimated revenues and volume derived from our LTAs, future pricing of non-LTAs, anticipated levels of capital expenditures, and guidance relating to earnings per share and adjusted EBITDA. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “foresee,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident,” or the negative versions of those words or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on our current plans, estimates and expectations considering information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates, or expectations contemplated by us will be achieved. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. These forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to: our dependence on the global steel industry generally and the electric arc furnace steel industry in particular; the cyclical nature of our business and the selling prices of our products, which may decline in the future, may lead to periods of reduced profitability and net losses in the future; the sensitivity of our business and operating results to economic conditions, including any recession, and the possibility others may not be able to fulfill their obligations to us in a timely fashion or at all; the possibility that we may be unable to implement our business strategies in an effective manner; the possibility that global graphite electrode overcapacity may adversely affect graphite electrode prices; the competitiveness of the graphite electrode industry; our dependence on the supply of raw materials, including decant oil and petroleum needle coke, and disruptions in supply chains for these materials; our reliance on one facility in Monterrey, Mexico for the manufacturing of connecting pins; the availability and cost of electric power and natural gas, particularly in Europe; our manufacturing operations are subject to hazards; the legal, compliance, economic, social and political risks associated with our substantial operations in multiple countries; the possibility that fluctuation of foreign currency exchange rates could materially harm our financial results; the possibility that our results of operations could deteriorate if our manufacturing operations were substantially disrupted for an extended period, including as a result of equipment failure, climate change, regulatory issues, natural disasters, public health crises, such as the COVID-19 pandemic, political crises or other catastrophic events; the risks and uncertainties associated with litigation, arbitration, and like disputes, including disputes related to contractual commitments; our dependence on third parties for certain construction,

EXHIBIT 99.1
maintenance, engineering, transportation, warehousing and logistics services; the possibility that we are subject to information technology systems failures, cybersecurity attacks, network disruptions and breaches of data security; the possibility that we are unable to recruit or retain key management and plant operating personnel or successfully negotiate with the representatives of our employees, including labor unions; the sensitivity of goodwill on our balance sheet to changes in the market; our dependence on protecting our intellectual property and the possibility that third parties may claim that our products or processes infringe their intellectual property rights; the impact of inflation and our ability to mitigate the effect on our costs; the impact of macroeconomic and geopolitical events, including developments arising from the COVID-19 pandemic and the conflict between Russia and Ukraine, on our business, results of operations, financial condition and cash flows, and the disruptions and inefficiencies in our supply chain that may occur as a result of such events; the possibility that our indebtedness could limit our financial and operating activities or that our cash flows may not be sufficient to service our indebtedness; recent increases in benchmark interest rates and the fact that borrowings under certain of our existing financing agreements subject us to interest rate risk; the possibility that disruptions in the capital and credit markets could adversely affect our results of operations, cash flows and financial condition, or those of our customers and suppliers; the possibility that restrictive covenants in our financing agreements could restrict or limit our operations; changes in, or more stringent enforcement of, health, safety and environmental regulations applicable to our manufacturing operations and facilities; the possibility that the market price of our common stock could be negatively affected by sales of substantial amounts of our common stock in the public markets, including by Brookfield Corporation and its affiliates (together, "Brookfield"); the fact that our stockholders have the right to engage or invest in the same or similar businesses as us; and the possibility that we may not pay cash dividends on our common stock in the future.
These factors should not be construed as exhaustive and should be read in conjunction with the Risk Factors and other cautionary statements that are included in our most recent Annual Report on Form 10-K and other filings with the SEC. The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. Except as required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this press release that could cause actual results to differ before making an investment decision to purchase our common stock. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

EXHIBIT 99.1
Non‑GAAP Financial Measures
In addition to providing results that are determined in accordance with GAAP, we have provided certain financial measures that are not in accordance with GAAP. EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net (loss) income, adjusted (loss) earnings per share, free cash flow, adjusted free cash flow and net debt are non-GAAP financial measures.
We define EBITDA, a non‑GAAP financial measure, as net income or loss plus interest expense, minus interest income, plus income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA adjusted by any pension and other post-employment benefit ("OPEB") plan expenses or benefits, non‑cash gains or losses from foreign currency remeasurement of non‑operating assets and liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar, stock-based compensation expense, non-cash fixed asset write-offs and related party payable - Tax Receivable Agreement adjustments. Adjusted EBITDA is the primary metric used by our management and our Board of Directors to establish budgets and operational goals for managing our business and evaluating our performance.
We monitor adjusted EBITDA as a supplement to our GAAP measures, and believe it is useful to present to investors, because we believe that it facilitates evaluation of our period‑to‑period operating performance by eliminating items that are not operational in nature, allowing comparison of our recurring core business operating results over multiple periods unaffected by differences in capital structure, capital investment cycles and fixed asset base. Adjusted EBITDA margin is also a non-GAAP financial measure used by our management and our Board of Directors as supplemental information to assess the Company’s operational performance and is calculated as adjusted EBITDA divided by net sales. In addition, we believe adjusted EBITDA, adjusted EBITDA margin and similar measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance and debt‑service capabilities. We also monitor the ratio of debt to trailing twelve month adjusted EBITDA, because we believe it is a useful and widely used way to assess our leverage.
Our use of adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments, including any capital expenditure requirements to augment or replace our capital assets;
•adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;
•adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;
•adjusted EBITDA does not reflect expenses or benefits relating to our pension and OPEB plans;

EXHIBIT 99.1
•adjusted EBITDA does not reflect the non‑cash gains or losses from foreign currency remeasurement of non‑operating assets and liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar;
•adjusted EBITDA does not reflect stock-based compensation expense;
•adjusted EBITDA does not reflect the non‑cash write‑off of fixed assets;
•adjusted EBITDA does not reflect related party payable - Tax Receivable Agreement adjustments; and
•other companies, including companies in our industry, may calculate EBITDA, adjusted EBITDA and adjusted EBITDA margin differently, which reduces its usefulness as a comparative measure.
We define adjusted net (loss) income, a non‑GAAP financial measure, as net income or loss, excluding the items used to calculate adjusted EBITDA, less the tax effect of those adjustments. We define adjusted (loss) earnings per share, a non‑GAAP financial measure, as adjusted net (loss) income divided by the weighted average diluted common shares outstanding during the period. We believe adjusted net (loss) income and adjusted (loss) earnings per share are useful to present to investors because we believe that they assist investors’ understanding of the underlying operational profitability of the Company.
Free cash flow and adjusted free cash flow, non-GAAP financial measures, are metrics used by our management and our Board of Directors to analyze cash flows generated from operations. We define free cash flow as net cash provided by operating activities less capital expenditures. We define adjusted free cash flow as free cash flow adjusted by payments of the Change in Control charges that were triggered as a result of the ownership of our largest stockholder falling below 30% of our total outstanding shares and payments made or received from the settlement of interest rate swap contracts. We modified our definition of adjusted free cash flow in 2023 to include the adjustment for payments related to the settlement of interest rate swap contracts and recast prior periods to conform with this new definition. The change was made to conform our adjusted free cash flow definition with the metric used by management and our Board of Directors to establish goals for managing our cash flow and evaluating our performance. We believe these free cash flow metrics are useful to present to investors because we believe that they facilitate comparison of the Company’s performance with its competitors. For purposes of this release, a Change in Control occurred when Brookfield and any affiliates thereof ceased to own stock of the Company that constitutes at least thirty percent (30%) or thirty-five percent (35%), as applicable, of the total fair market value or total voting power of the stock of the Company (the "Change in Control").
We define net debt as gross debt (the most directly comparable GAAP measure) minus cash and cash equivalents. We believe this is an important measure as it is more representative of our financial position.
In evaluating EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net (loss) income, adjusted (loss) earnings per share, free cash flow and adjusted free cash flow, you should be aware that in the future, we will incur expenses similar to the adjustments in the reconciliations presented below. Our presentations of EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net (loss) income, adjusted (loss) earnings per share, free cash flow and adjusted free cash flow should not be construed as suggesting that our future results will be unaffected by these expenses or any unusual or non‑recurring items. When evaluating our performance, you should consider EBITDA,

EXHIBIT 99.1
adjusted EBITDA, adjusted EBITDA margin, adjusted net (loss) income, adjusted (loss) earnings per share, free cash flow and adjusted free cash flow alongside other measures of financial performance and liquidity, including our net (loss) income, (loss) earnings per share and cash flow from operating activities, respectively, and other GAAP measures.

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
(Unaudited)

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$135,440	$134,641
Accounts and notes receivable, net of allowance for doubtful accounts of $8,203 as of March 31, 2023 and $8,019 as of December 31, 2022	83,913	145,574
Inventories	468,609	447,741
Prepaid expenses and other current assets	72,683	87,272
Total current assets	760,645	815,228
Property, plant and equipment	890,253	869,168
Less: accumulated depreciation	363,154	350,022
Net property, plant and equipment	527,099	519,146
Deferred income taxes	17,973	11,960
Goodwill	171,117	171,117
Other assets	78,419	86,727
Total assets	$1,555,253	$1,604,178
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$86,645	$103,156
Long-term debt, current maturities	128	124
Accrued income and other taxes	12,142	40,592
Other accrued liabilities	94,113	89,349
Related party payable - Tax Receivable Agreement	5,137	4,631
Total current liabilities	198,165	237,852

Long-term debt	922,500	921,803
Other long-term obligations	51,613	50,822
Deferred income taxes	46,698	45,065
Related party payable - Tax Receivable Agreement long-term	5,784	10,921
Stockholders’ equity:
Preferred stock, par value $0.01, 300,000,000 shares authorized, none issued	—	—
Common stock, par value $0.01, 3,000,000,000 shares authorized, 256,678,298 and 256,597,342 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	2,567	2,566
Additional paid-in capital	745,891	745,164
Accumulated other comprehensive loss	(6,024)	(8,070)
Accumulated deficit	(411,941)	(401,945)
Total stockholders’ equity	330,493	337,715

Total liabilities and stockholders’ equity	$1,555,253	$1,604,178

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2023	2022

Net sales	$138,802	$366,245
Cost of goods sold	112,645	191,214
Gross profit	26,157	175,031
Research and development	1,192	880
Selling and administrative expenses	22,151	21,254
Operating income	2,814	152,897

Other expense (income), net	653	(197)
Interest expense	12,806	9,212
Interest income	(372)	(98)
(Loss) income before (benefit) provision for income taxes	(10,273)	143,980
(Benefit) provision for income taxes	(2,904)	19,797
Net (loss) income	$(7,369)	$124,183

Basic (loss) income per common share:
Net (loss) income per share	$(0.03)	$0.47
Weighted average common shares outstanding	256,974,904	262,592,029
Diluted (loss) income per common share:
Net (loss) income per share	$(0.03)	$0.47
Weighted average common shares outstanding	256,974,904	262,657,799

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flow from operating activities:
Net (loss) income	$(7,369)	$124,183
Adjustments to reconcile net (loss) income to cash provided by operations:
Depreciation and amortization	10,777	14,434
Deferred income tax (benefit) provision	(3,750)	1,395
Non-cash stock-based compensation expense	796	465
Non-cash interest expense	2,184	(2,146)
Other adjustments	105	403
Net change in working capital*	25,657	12,590
Change in related party Tax Receivable Agreement	(4,631)	(3,828)
Change in long-term assets and liabilities	1,029	(1,180)
Net cash provided by operating activities	24,798	146,316
Cash flow from investing activities:
Capital expenditures	(25,271)	(16,855)
Proceeds from the sale of fixed assets	92	73
Net cash used in investing activities	(25,179)	(16,782)
Cash flow from financing activities:
Interest rate swap settlements	3,630	(887)
Debt issuance and modification costs	(128)	—
Principal payments on long-term debt	—	(70,000)
Repurchase of common stock	—	(30,000)
Payments for taxes related to net share settlement of equity awards	(129)	(230)
Proceeds from exercise of stock options	—	225
Dividends paid to non-related party	(1,926)	(1,985)
Dividends paid to related party	(640)	(640)
Net cash provided by (used in) financing activities	807	(103,517)
Net change in cash and cash equivalents	426	26,017
Effect of exchange rate changes on cash and cash equivalents	373	1,522
Cash and cash equivalents at beginning of period	134,641	57,514
Cash and cash equivalents at end of period	$135,440	$85,053

* Net change in working capital due to changes in the following components:
Accounts and notes receivable, net	$62,350	$(1,221)
Inventories	(16,897)	(24,215)
Prepaid expenses and other current assets	12,588	(5,298)
Income taxes payable	(25,594)	(19,419)
Accounts payable and accruals	(12,495)	56,958
Interest payable	5,705	5,785
Net change in working capital	$25,657	$12,590

EXHIBIT 99.1
NON-GAAP RECONCILIATIONS
(Dollars in thousands, except per share data)
(Unaudited)
The following tables reconcile our non-GAAP key financial measures to the most directly comparable GAAP measures:

Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income
	Q1 2023	Q4 2022	Q1 2022

Net (loss) income	$(7,369)	$50,331	$124,183

Diluted (loss) income per common share:
Net (loss) income per share	$(0.03)	$0.20	$0.47
Weighted average shares outstanding	256,974,904	256,902,385	262,657,799

Adjustments, pre-tax:
Pension and OPEB plan expenses (benefits)(1)	918	(8,993)	551
Non-cash losses on foreign currency remeasurement(2)	447	819	1,236
Stock-based compensation expense(3)	796	645	465
Non-cash fixed asset write-off (4)	—	1,068	—
Related party payable - Tax Receivable Agreement adjustment(5)	16	97	(180)
Total non-GAAP adjustments pre-tax	2,177	(6,364)	2,072
Income tax impact on non-GAAP adjustments(6)	357	(794)	335
Adjusted net (loss) income	$(5,549)	$44,761	$125,920

Reconciliation of (Loss) Earnings Per Share to Adjusted (Loss) Earnings Per Share

	Q1 2023	Q4 2022	Q1 2022

(Loss) earnings per share	$(0.03)	$0.20	$0.47
Adjustments per share:
Pension and OPEB plan expenses (benefits)(1)	0.01	(0.04)	—
Non-cash losses on foreign currency remeasurement(2)	—	—	0.01
Stock-based compensation expense(3)	—	—	—
Non-cash fixed asset write-off (4)	—	0.01	—
Related party payable - Tax Receivable Agreement adjustment(5)	—	—	—
Total non-GAAP adjustments pre-tax per share	0.01	(0.03)	0.01
Income tax impact on non-GAAP adjustments per share(6)	—	—	—
Adjusted (loss) earnings per share	$(0.02)	$0.17	$0.48

EXHIBIT 99.1

Reconciliation of Net (Loss) Income to Adjusted EBITDA

	Q1 2023	Q4 2022	Q1 2022

Net (loss) income	$(7,369)	$50,331	$124,183
Add:
Depreciation and amortization	10,777	13,788	14,434
Interest expense	12,806	11,533	9,212
Interest income	(372)	(2,283)	(98)
Income taxes	(2,904)	13,096	19,797
EBITDA	12,938	86,465	167,528
Adjustments:
Pension and OPEB plan expenses (benefits)(1)	918	(8,993)	551
Non-cash losses on foreign currency remeasurement(2)	447	819	1,236
Stock-based compensation expense(3)	796	645	465
Non-cash fixed asset write-off (4)	—	1,068	—
Related party payable - Tax Receivable Agreement adjustment(5)	16	97	(180)
Adjusted EBITDA	$15,115	$80,101	$169,600

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow and Adjusted Free Cash Flow

	Q1 2023	Q4 2022	Q1 2022

Net cash provided by operating activities	$24,798	$50,023	$146,316
Capital expenditures	(25,271)	(26,884)	(16,855)
Free cash flow	(473)	23,139	129,461

Interest rate swap settlements(7)	3,630	2,661	(887)
Change in Control payment(8)	—	—	443
Adjusted free cash flow	$3,157	$25,800	$129,017

EXHIBIT 99.1
(1)Net periodic benefit cost (credit) for our pension and OPEB plans, including a mark-to-market (gain) loss, representing actuarial gains and losses that result from the remeasurement of plan assets and obligations due to changes in assumptions or experience. We recognize in earnings the actuarial gains and losses in connection with the annual remeasurement in the fourth quarter of each year.
(2)Non-cash losses from foreign currency remeasurement of non-operating assets and liabilities of our non-U.S. subsidiaries where the functional currency is the U.S. dollar.
(3)Non-cash expense for stock-based compensation grants.
(4)Non-cash write-off of fixed assets.
(5)Non-cash expense adjustment for future payment to our sole pre-IPO stockholder for tax assets that are expected to be utilized.
(6)The tax impact on the non-GAAP adjustments is affected by their tax deductibility and the applicable jurisdictional tax rates.
(7)Receipt (payment) of cash related to the monthly settlement of our outstanding interest rate swap contracts.
(8)In the second quarter of 2021, we incurred pre-tax Change in Control charges of $88 million as a result of the ownership of our largest stockholder, Brookfield, moving below 30% of our total shares outstanding. Of the $88 million in pre-tax Change in Control charges, $73 million were cash and $15 million were non-cash. An aggregate of $72 million of the cash charges have been paid through the first quarter of 2023 and an additional $1 million will be paid in subsequent quarters, as a result of the timing of related payroll tax payments.

Contact:
Michael Dillon
216-676-2000
investor.relations@graftech.com